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                     May 24, 2023

       Michelle Hook
       Chief Financial Officer and Treasurer
       Portillo's Inc.
       2001 Spring Road, Suite 400
       Oak Brook, IL 60523

                                                        Re: Portillo's Inc.
                                                            Form 10-K for
Fiscal Year Ended December 25, 2022
                                                            Filed March 2, 2023
                                                            File No. 001-40951

       Dear Michelle Hook:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services